Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Boulevard Elk Grove Village, IL 60007 847-439-2210

NEWS RELEASE

COMPANY CONTACT	MEDIA CONTACT
James D. Pawlak	Stanley Berger
Vice President, Chief Financial Officer	Andrew Berger
(847) 439-2210	SM Berger & Company
(216) 464-6400

MATERIAL SCIENCES ANNOUNCES FISCAL 2014 THIRD QUARTER

FINANCIAL RESULTS

As reported in a separate press release issued today, Material Sciences Corporation has entered into a definitive merger agreement with Zink Acquisition Holdings Inc. and Zink Acquisition Merger Sub Inc., pursuant to which Zink Acquisition Holdings Inc. would acquire all of the outstanding shares of common stock of the Company for $12.75 per share in cash. Zink Acquisition Holdings Inc. and Zink Acquisition Merger Sub Inc. are affiliates of New Star Metals Inc. and Insight Equity Holdings LLC.

•	Net sales increase slightly to $30.5 million

•	Earnings per diluted share of $0.10

•	EBITDA of $2.9 million

•	Inventory levels down $2.3 million from fiscal 2013 year-end

•	Total cash position at $39.5 million

ELK GROVE VILLAGE, Ill., – January 9, 2014 – Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today reported financial results for the fiscal 2014 third quarter ended November 30, 2013.

Fiscal 2014 Third Quarter Results

Net sales for the fiscal 2014 third quarter increased slightly to $30.5 million versus $30.4 million for the same period last year.

Acoustical sales increased $0.8 million to $19.7 million from $18.9 million for the prior fiscal year quarter. The primary drivers for the 4.3 percent increase were higher sales of OE brake products in North America and Europe, overall brake sales in Asia, and small increases in Quiet Steel® sales for body panel and disk drive products. These increases were partially offset by lower sales of engine-related OE automotive products due to end-of-life programs and lower heavy-duty truck demand, as well as lower aftermarket brakes sales in North America.

Sales of coated products declined overall by $0.7 million to $10.8 million from $11.5 million for the prior fiscal year quarter. The 6.0 percent decline in coated sales was due primarily to lower shipments of fuel tank and EG products, and lower ElectroBrite® sales. These lower sales were partially offset by higher coil coating sales for various building product and bakeware applications.

Gross profit, as a percentage of fiscal 2014 third quarter net sales, was 19.9 percent compared to 23.8 percent for the fiscal 2013 third quarter. The primary reasons for the decline were an unfavorable sales mix and higher operating costs associated with lower Walbridge facility utilization, higher unscheduled maintenance downtime and continued inefficiencies due to new product launches and development efforts on our production lines.

For the fiscal 2014 third quarter, selling, general and administrative expenses (“SG&A”), as a percentage of net sales, were 14.6 percent compared to 16.3 percent of net sales in the same period last year. SG&A was $4.5 million for the fiscal 2014 third quarter and $4.9 million for the fiscal 2013 third quarter. The $0.4 million SG&A reduction was mainly due to lower management incentive and workers compensation expenses.

For the three months ended November 30, 2013, MSC’s effective income tax rate was an expense of 36.7 percent compared with an expense of 9.4 percent in the same quarter last year. The lower rate for the three month period ending November 30, 2012 is primarily due to recognition of previously unrecognized tax benefits for tax years which were no longer subject to audit.

Net income for the fiscal 2014 third quarter was $1.1 million, or $0.10 per diluted share, compared with $2.2 million, or $0.21 per diluted share, in the fiscal 2013 third quarter.

Fiscal 2014 Nine Months Results

Net sales for the fiscal 2014 first nine months declined 8.8 percent to $86.8 million versus $95.1 million for the same period last year. Acoustical sales were down $2.1 million or 3.6% and coated products were lower by $6.3 million or 16.9% when compared to the prior year nine month period.

Gross profit was $18.2 million or 20.9 percent of net sales for the nine months ended November 30, 2013, compared to $22.3 million or 23.5 percent of net sales for the same period last fiscal year.

SG&A expenses were $13.9 million or 16.1 percent of net sales for the fiscal 2014 first nine months, compared to $15.4 million, or 16.2 percent of net sales for the same period last fiscal year.

Net income for the fiscal 2014 first nine months was $3.5 million, or $0.33 per diluted share compared with $7.6 million or $0.73 per diluted share in the fiscal 2013 first nine months. As reflected in the table below, adjusting net income for gain on sale of assets in fiscal 2013 and a normalized effective tax rate in both fiscal years, fiscal 2014 nine months adjusted net income was $2.9 million, or $0.28 per diluted share compared to adjusted net income of $5.0 million, or $0.48 per diluted share in the prior year period.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fiscal 2014 third quarter and nine months, compared to last year’s comparable periods, are presented in the table below (in thousands):

* See EBITDA Definition Below	Third Quarter		Nine Months
	FY 2014	FY 2013	FY 2014	FY 2013
Income Before Provision for Income Taxes	$1,688	$2,396	$4,578	$10,993
Less Interest Income	(12)	(4)	(35)	(10)
Plus Depreciation	962	1,096	2,924	3,546
Plus Compensatory Effect of Stock Plans	227	168	628	460

EBITDA	$2,865	$3,656	$8,095	$14,989

Total Income Adjustments	—	—	—	(3,216)

Adjusted EBITDA	$2,865	$3,656	$8,095	$11,773

The Company’s balance sheet reflects $39.5 million in total cash (including restricted cash) at November 30, 2013 compared to $37.5 million at February 28, 2013. During the first nine months of fiscal 2014, the Company generated $6.5 million of cash from operating activities compared with $4.5 million during the same period last year mainly due to a reduction in inventory levels and the receipt of a Federal tax refund, partially offset by lower profitability and accelerated defined benefit pension funding. For the nine month period ended November 30, 2013, the Company invested $4.6 million in capital improvement projects, compared with $3.5 million in the same period last year.

Conference Call

As a result of the announcement that the Company has entered into a definitive merger agreement, pursuant to which Zink Acquisition Holdings Inc. would acquire all of the outstanding shares of common stock of the Company for $12.75 per share in cash, the fiscal 2014 third quarter earnings conference call and webcast scheduled for Friday, January 10, 2014 has been cancelled and will not be rescheduled.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Forward Looking Statements

Except for the historical and present factual information contained here, the matters set forth in this release, including statements identified by words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “project,” “will,” “potential” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on currently available information and are subject to various risks, uncertainties and other factors that could cause the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, Material Sciences undertakes no obligation to update these factors or to publicly announce the results of any of the forward-looking statements contained here to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect the Company’s financial condition and operations, include, but are not limited to, the following: the loss, or changes in the operations, financial condition, or results of operations of one or more of Material Sciences’ significant customers or suppliers; uncertainty in the industries in which it operates—most significantly the automotive industry, which generates the majority of the Company’s sales; the Company’s ability to respond to competitive factors—including domestic and foreign competition for both acoustical and coated applications, and pricing pressures; the rate of acceptance of its acoustical products for brake shims, engine components and body panel parts by vehicle manufacturers in North America, Europe and Asia; changes in vehicle production levels or the loss of business with respect to a vehicle model for which it is a significant supplier; the Company’s ability to provide cost-effective solutions to our customers’ mass reduction challenges; supply shortages or price increases in raw material, energy and commodities; labor disputes involving Material Sciences or its significant customers or suppliers; the Company’s ability to retain key personnel; environmental and other risks, costs, recoveries and penalties associated with past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2013, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission. See also the press release the Company issued today regarding the proposed transaction with Zink Acquisition Holdings Inc. for risks, uncertainties and other factors relating to this transaction.

* EBITDA Definition

EBITDA is a non-GAAP calculation, although it is based on numbers included in income statements based on GAAP. Management believes that EBITDA is an important metric used by investors and analysts to review Material Sciences’ historical results. It should be considered as an addition — not as an alternative — to net income or operating income as an indicator of the Company’s operating performance, or operating cash flows for measuring liquidity.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Condensed Consolidated Statements of Operations (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended November 30,		Nine Months Ended November 30,
(In thousands, except per share data)	2013	2012	2013	2012

Net Sales	$30,509	$30,387	$86,782	$95,148
Cost of Sales	24,432	23,149	68,617	72,802

Gross Profit	6,077	7,238	18,165	22,346
Selling, General and Administrative Expenses	4,460	4,949	13,937	15,392
Gain on Sale of Assets	—	—	—	3,216

Income from Operations	1,617	2,289	4,228	10,170

Other Income, Net:
Interest Income, Net	12	4	35	10
Equity in Results of Joint Venture	(2)	89	114	204
Rental Income	64	6	157	635
Other, Net	(3)	8	44	(26)

Total Other Income, Net	71	107	350	823

Income from Operations Before Provision for Income Taxes	1,688	2,396	4,578	10,993
Provision for Income Taxes	619	225	1,126	3,351

Net Income	$1,069	$2,171	$3,452	$7,642

Basic Net Income Per Share	$0.10	$0.21	$0.34	$0.74

Diluted Net Income Per Share	$0.10	$0.21	$0.33	$0.73

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income Per Share	10,271	10,213	10,253	10,334
Dilutive Shares	159	134	159	123

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	10,430	10,347	10,412	10,457

Outstanding Common Stock Options Having No Dilutive Effect	304	207	292	416

Condensed Consolidated Balance Sheets

Material Sciences Corporation and Subsidiaries

(In thousands)	November 30, 2013	February 28, 2013
	(unaudited)	(audited)
Assets:
Current Assets:
Cash and Cash Equivalents	$38,336	$37,508
Restricted Cash	1,123	—
Receivables, Less Reserves and Allowances of $817 and $489, Respectively	20,871	17,675
Income Taxes Receivable	377	1,392
Prepaid Expenses	823	554
Inventories	22,654	24,944
Short Term Deferred Tax Assets	5,516	4,191

Total Current Assets	89,700	86,264

Property, Plant and Equipment	124,508	120,586
Accumulated Depreciation	(94,415)	(91,426)

Net Property, Plant and Equipment	30,093	29,160

Other Assets:
Investment in Joint Venture	2,328	2,394
Long Term Deferred Tax Assets	5,984	9,147
Other	320	141

Total Other Assets	8,632	11,682

Total Assets	$128,425	$127,106

Liabilities:
Current Liabilities:
Accounts Payable	$12,660	$11,061
Accrued Payroll Related Expenses	2,561	2,594
Accrued Expenses	4,836	5,799

Total Current Liabilities	20,057	19,454

Long-Term Liabilities:
Pension and Postretirement Liabilities	4,716	7,344
Long-Term Incentives	1,333	2,652
Other	2,588	2,720

Total Long-Term Liabilities	8,637	12,716

Commitments and Contingencies	—	—

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	383	381
Additional Paid-In Capital	82,171	81,089
Treasury Stock at Cost	(76,756)	(76,756)
Retained Earnings	96,499	93,046
Accumulated Other Comprehensive Income (Loss)	(2,566)	(2,824)

Total Shareowners’ Equity	99,731	94,936

Total Liabilities and Equity	$128,425	$127,106

Condensed Consolidated Statements of Cash Flows (Unaudited)

Material Sciences Corporation and Subsidiaries

	Nine Months Ended November 30,
(In thousands)	2013	2012

Cash Flows From:
Operating Activities:
Net Income	$3,452	$7,642
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Amortization and Accretion	2,924	3,546
Equity in Results of Joint Venture	(114)	(204)
Deferred Income Taxes	1,680	3,462
Gain on Sales of Assets	—	(3,216)
Compensatory Effect of Stock Plans	628	460
Changes in Assets and Liabilities:
Receivables	(3,115)	(391)
Income Taxes Receivable	1,091	(1,341)
Prepaid Expenses	(266)	(112)
Inventories	2,364	(3,254)
Accounts Payable	2,448	(273)
Accrued Expenses	(1,085)	(90)
Pension and Postretirement Liabilities	(2,628)	(1,299)
Other, Net	(920)	(406)

Net Cash Provided by Operating Activities	6,459	4,524

Investing Activities:
Capital Expenditures	(4,615)	(3,465)
Investment in Research Entity	(210)	—
Proceeds from Sale of Assets	—	9,180

Net Cash Provided by (Used In) Investing Activities	(4,825)	5,715

Financing Activities:
Purchases of Treasury Stock	—	(2,333)
Restricted Cash	(1,123)	—
Issuance of Common Stock	455	4

Net Cash Used in Financing Activities	(668)	(2,329)

Effect of Exchange Rate Changes on Cash	(138)	(17)

Net Increase (Decrease) in Cash and Cash Equivalents	828	7,893
Cash and Cash Equivalents at Beginning of Period	37,508	28,201

Cash and Cash Equivalents at End of Period	$38,336	$36,094

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$303	$797

Supplemental Cash Flow Disclosures:
Interest Paid	$12	$24
Income Taxes Paid (Refunded), Net	$(1,413)	$1,818